Exhibit 99.1

Best Buy Announces Brad Anderson Will Retire from Board of Directors,
Claudia Fan Munce Appointed to Join Board

MINNEAPOLIS - March 15, 2016 - Best Buy Co., Inc. today announced that former CEO Brad Anderson will retire from the Board of Directors and that the company has appointed corporate venture capital leader Claudia Fan Munce to the Board, effective March 14.

Anderson will serve the remainder of his term through the end of the annual shareholder meeting on June 14. Munce will stand for election at that time.

Anderson retires from the Board

Anderson started his second stint on the Board in March 2013. He formerly worked at Best Buy for more than 35 years, serving as CEO (2002-09) and president and chief operating officer (1991-2002). He also served on the Board from 1986 to 2010.

Anderson, who first joined the company in 1973 as a salesman at a Sound of Music store, played a key role in Best Buy’s expansion and transformation during his tenure as an executive. As CEO, he oversaw a period of rapid growth during which the company doubled in size to more than 1,000 stores and $40 billion in annual revenue.

“I would like to thank Brad for his many years of dedicated service to Best Buy and its shareholders,” Chairman and CEO Hubert Joly said. “His knowledge of the company, its culture and its unique role in the consumer electronics marketplace has been invaluable to me and the executive team as we transformed this company. All of us will miss having him on the Board, but we know he remains a passionate and loyal supporter of the company he was so instrumental in building.”

Anderson said: “It has been a tremendous experience to rejoin the Board and work with Hubert and his leadership team on what has been a remarkable transformation of the company. I leave the Board with great optimism for the future of Best Buy and will continue to be one of its biggest fans.”

Munce appointed to the Board

Munce is a venture advisor at New Enterprise Associates (NEA), one of the world’s largest and most active venture capital firms. She joined NEA earlier this year after spending 30 years at IBM Corp. Most recently, she was a founding member and managing director of IBM Venture Capital Group and a vice president of IBM Corporate Development. In her role, she formed strategic relationships with top venture capitalists in Silicon Valley and around the globe to drive IBM’s growth in new markets through partnerships and acquisitions.

“As a respected leader in the venture community, Claudia brings extensive experience in identifying emerging technologies and helping tech startups come to life,” Joly said. “We are honored to welcome her to the Best Buy Board of Directors and look forward to the contributions she is certain to make toward our strategic growth initiatives.”

“For the past 15 years, I’ve been on the front lines of innovation, engaging with startups and VCs around the world, and I’m a big believer that we are in an era of incredibly rapid innovation that is transformative to the retail industry,” Munce said. “I hope to be able to use my knowledge to help Best Buy find the intersection where innovation can impact the company’s strategy.”

She added: “I believe Best Buy can lead the industry and totally transform the customer experience. Even as someone with a master’s degree in computer science, I still need technical support sometimes because of the increasing complexity of technology. Best Buy is well positioned to help consumers get through the complexity to leverage and enjoy the incredible technology innovations happening today.”

Munce serves as a board member for Bank of the West, the National Venture Capital Association and Global Corporate Venturing. She also has served on the boards of many global venture capital organizations, including the Latin American Venture Capital Association, Women in Leadership in Private Equity (China), Canadian Innovation Exchange and Savannah Fund (Africa).

Munce, 56, was born in Taiwan and grew up in Brazil. She holds a master’s degree in computer science from the Santa Clara University School of Engineering and a master’s degree in management from the Stanford University Graduate School of Business.

Investor Contact:
Mollie O’Brien, 612-291-7735
mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman, 612-291-6114
jeffrey.shelman@bestbuy.com